Exhibit 10.7
MARVEL ENTERTAINMENT, INC.
2005 Cash Incentive Compensation Plan
As Amended and Restated on December 31, 2008
1. General
This 2005 Cash Incentive Compensation Plan (the “Plan”) of Marvel Entertainment, Inc. (the “Company”) authorizes the grant of annual incentive and long-term incentive awards to executive officers and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its businesses. The Plan is intended to permit the Committee to qualify certain Awards as “performance-based” compensation under Code Section 162(m).
2. Definitions
In addition to the terms defined in Section 1 and elsewhere in the Plan, the following are defined terms under this Plan:
(a) “Annual Incentive Award” means an Award earned based on performance in a Performance Period of one fiscal year or a portion thereof.
(b) “Award” means the amount of a Participant’s Award Opportunity in respect of a Performance Period determined by the Committee to have been earned, and the Participant’s rights to current or future payments in settlement thereof.
(c) “Award Opportunity” means the Participant’s opportunity to earn specified amounts based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive settlement of an Award.
(d) “Cause” means “cause” as defined in an employment agreement between the Company and the Participant in effect at the time of Termination of Employment. If, however, there is no such employment agreement or no definition of “cause” therein, Cause means an individual’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries thereof which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit, (iv) knowing or grossly negligent misconduct which results in the Company being required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (v) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (vi) the commission of an act of fraud or intentional misappropriation or conversion of assets or opportunities of the Company or any Subsidiary; provided, however, that the Committee may vary the definition of “Cause” in any agreement or document relating to an Award.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include and successor provisions thereto and regulations thereunder.
(f) “Committee” means the Compensation Committee of the Board of Directors, or such other Board committee as the Board may designate to administer the Plan.
(g) “Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the four other most highly compensated executive officers serving on the last day of such fiscal year. This designation generally is required at the time an Award Opportunity is authorized. The Committee may designate more than five persons as Covered Employees with respect to a given year.
(h) “Participant” means an employee participating in this Plan.
(i) “Performance Goal” means the Company or individual performance objective or accomplishment required as a condition to the earning of an Award Opportunity.
(j) “Performance Period” means the period, specified by the Committee, over which an Award Opportunity may be earned.
(k) “Retirement” means Termination of Employment deemed a retirement by the Committee.
(l) “Termination of Employment” means the termination of a Participant’s employment by the Company or a subsidiary immediately after which the Participant is not employed by the Company or any subsidiary; provided, however, that in the case of an Award that constitutes a deferral of compensation under Code Section 409A, if the timing of payment relates to the termination of employment, then termination of employment means a “separation from service” as defined in Treasury Regulation § 1.409A-1(h).
3. Administration
(a) Administration by the Committee. The Plan will be administered by the Committee, provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors or the independent directors of the Board. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. This authority includes authority to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any plan rules and regulations, authorization of an Award Opportunity, Award, Award agreement, or other document hereunder; and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
(b) Manner of Exercise of Authority. Any action by the Committee or the Board with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries or affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. At any time that a member of the Committee is not an “outside director” as defined under Code Section 162(m), any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more “outside directors.” Such action shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, no action of the Committee shall be void or deemed beyond the authority of the Committee solely because, at the time such action was taken, one or more members of the Committee failed to qualify as an “outside director.” The Committee may delegate to specified officers or employees of the Company authority to perform administrative functions under the Plan, to the extent permitted by law.

(c) Limitation of Liability. Each member of the Committee and the Board of Directors, and any person to whom authority or duties are delegated hereunder, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary or affiliate, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, nor any person to whom authority or duties are delegated hereunder, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.
4. Eligibility
Employees of the Company or any subsidiary who are or may become executive officers of the Company may be selected by the Committee to participate in this Plan.
5. Per-Person Award Limitation
Award Opportunities granted to any one eligible employee shall be limited such that the amount potentially earnable of performance in any one calendar year shall not exceed the Participant’s Annual Limit. For this purpose, the Annual Limit shall equal $10 million plus the amount of the Participant’s unused Annual Limit as of the close of the previous fiscal year. For this purpose, (i) “earning” means satisfying performance conditions so that an Award Opportunity becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount may be potentially earned or paid under an Award, regardless of whether such amount is in fact earned or paid.
6. Designation and Earning of Award Opportunities
(a) Designation of Award Opportunities and Performance Goals. The Committee shall select employees to participate in the Plan for a Performance Period and designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the performance goal. The following terms will apply to Award Opportunities:

(i) Specification of Amount Potentially Earnable. Unless otherwise determined by the Committee, the Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.
(ii) Denomination of Award Opportunity; Payment of Award. Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of Common Stock and/or to settle an Award Opportunity in shares of Common Stock if and to the extent that shares of Common Stock are authorized for use in incentive awards and available under the Company’s 1998 Stock Incentive Plan, 2005 Stock Incentive Plan or any other equity compensation plan of the Company.
(b) Limitations on Award Opportunities and Awards for Covered Employees. If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the following provisions will apply:
(i) Performance Goal. The Performance Goal for such Award Opportunities shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that the Award Opportunity will be earned, or tentatively earned, based upon achievement of any one measure of performance or that two or more measures of performance must be achieved. The Committee may establish a “gate-keeper” Performance Goal that conforms to this Section 6(b) while specifying or considering other types of performance (which need not meet the requirements of this Section 6(b)) as a basis for reducing the amount of the Award deemed earned upon achievement of the gate-keeper Performance Goal. Performance Goals may differ for Award Opportunities granted to any one Participant or to different Participants.
(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates, divisions or other business units of the Company shall be used by the Committee in establishing the Performance Goal for such Award Opportunities: (1) net sales, revenues or royalties; (2) gross profit or pre-tax profit; (3) operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (4) net income or net income per common share (basic or fully diluted); (5) return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity; (6) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (7) economic value created or economic profit; (8) operating margin or profit margin; (9) stockholder value creation measures, including but not limited to stock price or total stockholder return; (10) royalties or revenues from specific assets, projects, fees or payments received or lines of business; (11) targets relating to expense or operating expense, working capital targets, or operating efficiency; and (12) strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, new projects, new products, new ventures, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
(iii) Performance Period and Timing for Establishing Performance Goals. The Committee will specify the Performance Period over which achievement of the Performance Goal in respect of such Award Opportunities shall be measured. A Performance Goal shall be established by the date which is the earlier of (A) 90 days after the beginning of the applicable Performance Period or (B) the time 25% of such Performance Period has elapsed.
(iv) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award, intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), to an eligible person who is designated a Covered Employee for a given fiscal year.
(v) Performance Award Pool. The Committee may establish a performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Award Opportunities. The amount of such performance Award pool shall be based upon the achievement of a Performance Goal or Goals based on one or more of the business criteria set forth in Section 6(b)(ii) during the given Performance Period, as specified by the Committee. The Committee may specify the amount of the performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. The Committee may specify Award Opportunities for individual Participants, in accordance with Section 6(a) and other provisions of this Section 6(b), as a percentage or other portion or amount of the performance Award pool.
(vi) Changes to Amounts Payable Under Awards During Deferral Periods. Any settlement or other event that would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).
(c) Additional Participants and Award Opportunity Designations During a Performance Period. At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 6(c), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.

(d) Determination of Award. The Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant, except that (i) no such discretionary upward adjustment of an Award authorized under Section 6(b) is permitted, and (ii) any discretionary adjustment is subject to Section 5 and other applicable limitations of the Plan. Unless otherwise determined by the Committee, the Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 6(d). In all cases, the Committee’s determination under this Section 6(d) shall be made, and resulting Awards paid, between January 1 and March 15 following the end of a Performance Period that ends on the last day of the Company’s fiscal year, and shall be made within 75 days following the end of any Performance Period ending at a date other than the last day of the Company’s fiscal year, unless the Committee, at the time the performance goals were set, specified a different date for payment (compliant with Code Section 409A).
(e) Written Determinations. Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Award Opportunities, the level of actual achievement of the Performance Goals and the amount of any final Award earned shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), with respect to any Covered Employee prior to any settlement of each such Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.
(f) Other Terms of Award Opportunities and Awards. Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, Termination of Employment in circumstances other than those specified in Section 8, or other event prior to the end of a Performance Period or settlement of an Award. With respect to Award Opportunities and Awards under Section 6(b), any payments resulting from a change in control or Termination of Employment need not qualify as performance-based compensation under Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Award Opportunity or Award from Section 162(m) qualification in cases in which no change in control or Termination of Employment occurred.
(g) Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an Award Opportunity or Award granted under Section 6(b) and intended to qualify as “performance-based compensation” under

Code Section 162(m) and regulations thereunder to otherwise fail to so qualify, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an Award Opportunity under Section 6(b) intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FAS 123R, which affects the Company’s common stock, a Participant shall have a legal right to an adjustment to the Participant’s Award or Award Opportunity which shall preserve without enlarging the value of the Award or Award Opportunity, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award documentation. Any fractional share resulting from such adjustment may be eliminated.
(h) Compliance with Section 409A of the Code. Any vesting and settlement of Awards provided for hereunder or in a separate agreement between the Participant and the Company shall be subject to the rules for compliance with Code Section 409A set forth in Exhibit A and Exhibit B to the Company’s 2005 Stock Incentive Plan, and to the terms and provisions of such separate agreement (consistent with Code Section 409A).
7. Settlement of Awards.
(a) Deferrals. The Committee may specify, at the time the Award Opportunity is authorized, that an Award will be deferred as to settlement after it is earned. In addition, a Participant will be permitted to elect to defer settlement of an Award if and to the extent such Participant is selected to participate in a Company deferral program covering such Awards and the Participant has made a valid deferral election in accordance with that plan. Deferrals must comply with applicable requirements of Section 409A of the Code, including those set forth on Exhibit B to the Company’s 2005 Stock Incentive Plan (relating to the time of election of deferrals) and Exhibit A, Section (i), to the Company’s 2005 Stock Incentive Plan (relating to permitted distribution dates).
(b) Settlement of Award. Any non-deferred Award shall be paid and settled by the Company within the time specified under Section 6(d) hereof. With respect to any deferred amount of a Participant’s Award, such amount will be credited to the Participant’s deferral account under the governing deferral plan of the Company at the date of determination by the Committee under Section 6(d) hereof.
(c) Tax Withholding. The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. The Committee may specify other withholding terms relating to an Award that will be settled by delivery of shares of Stock or other property.
(d) Non-Transferability. An Award Opportunity, any resulting Award, including any deferred cash amount resulting from an Award, and any other right hereunder (i) shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate; and (ii), if and to the extent that it constitutes a deferral of compensation under Code Section 409A, shall be subject to the restrictions on transferability set forth in Exhibit A, Section (i)(H), to the Company’s 2005 Stock Incentive Plan.

8. Effect of Termination of Employment.
Except to the extent set forth in subsections (a) and (b) of this Section 8, upon a Participant’s Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Committee’s determination of the extent to which an Award has been earned for such Performance Period, the Participant’s Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:
(a) Disability, Death or Retirement. If Termination of Employment is due to the permanent disability, death or Retirement of the Participant, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period for which Termination occurs prior to the date of determination under Section 6(d) hereof equal to the Award which would have been earned had Participant’s employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant’s Termination of Employment and the denominator of which is the number of calendar days in the Performance Period (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally following the end of the Performance Period in accordance with Section 6(d) hereof). Upon its determination, such pro rata Award shall be paid and settled promptly in cash, except to the extent the settlement has been validly deferred in accordance with Section 7(a). The portion of the Participant’s Award Opportunity not earned will cease to be earnable and will be canceled. For purposes of the Plan, the existence of a “permanent disability” shall be determined by, or in accordance with criteria and standards adopted by, the Committee. The foregoing notwithstanding, the Committee may limit or expand the Participant’s rights upon disability, death or Retirement with respect to a given Award Opportunity.
(b) Other Terminations. In connection with any Termination of Employment other than due to death, disability or retirement, the Committee may determine that the Participant shall be deemed to have earned none, a portion, or all of an Award Opportunity for a Performance Period in which Termination occurred or for which the Committee has not yet determined the extent to which an Award has been earned for such Performance Period, in the Committee’s sole discretion. This determination may be specified at the time the Award Opportunity is established or made at any time thereafter.
9. Additional Forfeiture Provisions Applicable to Awards.
(a) Forfeiture Resulting from Actions Harmful to the Company. Unless otherwise determined by the Committee, Award Opportunities Awards, and amounts paid in settlement of Awards hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by participating in the Plan, agrees. If any of the events specified in Section 9(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:
(i)	Any outstanding Award Opportunity authorized for the Participant and any Award granted to the Participant and not yet settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and
(ii)	The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, an amount equal to the total amount of cash plus the fair market value of Stock or other property (as of the date of occurrence of the Forfeiture Event) previously paid to the Participant in settlement of any Award since the date that is 12 months prior to the occurrence of the forfeiture event or, in the case of a Forfeiture Event specified in Section 9(b)(iv), the period specified in Section 9(b)(iv).

(b) Events Triggering Forfeiture. The forfeitures specified in Section 9(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate or during the one-year period following Termination of Employment (except as otherwise provided in Section 9(b)(iv)):
(i)	The Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in the United States or in any other area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or an entertainment or media company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 9(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;
(ii)	The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments or its concepts, ideas, products, movies, characters, or toys, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process;
(iii)	The Participant fails to cooperate with the Company or any subsidiary or affiliate in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested; or

(iv)	The Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. Forfeitures under this Section 9(b)(iv) shall apply to outstanding Award Opportunities and Awards and to amounts paid in settlement of an Award Opportunity earned or accrued in whole or in part during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement. .
(c) Provision Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 9 shall be deemed to be incorporated into an Award Opportunity and Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 9(b)(i) — (iii) is a condition to the Participant’s right to realize and retain value from his or her compensatory Award Opportunities and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 9(a) and 9(b).
(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section (except as limited by applicable law), but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Award Opportunities and Awards, by inclusion of appropriate provisions in any document authorizing an Award Opportunity or evidencing or governing any Award.
10. General Provisions.
(a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan without the consent of stockholders or Participants; provided, however, that any such action beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; provided further, that any such action shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Committee or Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the rights of such Participant under any outstanding Award (this restriction does not apply to an Award Opportunity, however, which remains subject to the discretion of the Committee).

(b) Long-Term Incentives Not Annual Bonus for Purposes of Other Plans. Amounts earned or payable under the Plan in connection with Awards not designated by the Committee as “Annual Incentive Awards” shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in respect of a period of one year or less or disclosed as annual bonus compensation under Securities and Exchange Commission disclosure rules) for purposes of any retirement or supplemental pension plan of the Company or any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall in writing specifically identify this Plan by name and specify that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.
(c) Unfunded Status of Participant Rights. Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.
(d) Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
(e) No Right to Continued Employment. Neither the Plan, the authorization of an Award Opportunity, the grant of an Award nor any other action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.
(f) Severability. The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.
(g) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

(h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
(i) Effective Date of Plan; Stockholder Approval; Termination of Plan. This Plan shall be effective as of January 1, 2005. The Company shall submit the Plan, including the material terms of the Plan specified in Treasury Regulation 1.162-27(e)(4), to stockholders for approval at the Company’s 2005 Annual Meeting of Stockholders, and the Plan shall be terminated without any Award being deemed earned in the event stockholders decline to approve it at that Annual Meeting. If approved by stockholders, the Plan will terminate at such time as may be determined by the Board of Directors or the Committee.